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                                                                     EXHIBIT 4.8




                             MASTER TRUST AGREEMENT

                                     BETWEEN

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                               QUANEX CORPORATION

                                       AND

                        FIDELITY MANAGEMENT TRUST COMPANY

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                             QUANEX EMPLOYEE SAVINGS
                                  MASTER TRUST




                          DATED AS OF FEBRUARY 1, 1999
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         TRUST AGREEMENT, dated as of the first day of February 1999, between
QUANEX CORPORATION a Delaware corporation, having an office at 1900 West Loop South, Houston, Texas 77027 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").

                                   WITNESSETH:

         WHEREAS, the Sponsor or one of its subsidiaries is the sponsor of the Quanex Corporation Employee Savings Plan, the Quanex Corporation Hourly Bargaining Unit Employees Savings Plan, the Piper Impact 401(k) Plan, the Nichols-Homeshield 401(k) Savings Plan and the Nichols-Homeshield 401(k) Savings Plan for Hourly Davenport Employees (collectively and individually, the "Plan"); and

         WHEREAS, certain affiliates and subsidiaries of the Sponsor maintain, or may in the future maintain, qualified defined contribution plans for the benefit of their eligible employees; and

         WHEREAS, the Sponsor desires to establish a single trust to hold all of the assets of the Plan and or such other tax-qualified defined contribution plans maintained by the Sponsor, or any of its subsidiaries or affiliates, as are designated by the Sponsor as being eligible to participate therein; and

         WHEREAS, the Trustee shall maintain a separate account reflecting the equitable share of each Plan in the Trust and in all investments, receipts, disbursements and other transactions hereunder, and shall report the value of such equitable share at such times as may be mutually agreed upon by the Trustee and the Sponsor. Such equitable share shall be used solely for the payments of benefits, expenses and other charges properly allocable to each such Plan and shall not be used for the payment of benefits, expenses or other charges properly allocable to any other Plan; and

         WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust pursuant to the provisions of this Trust Agreement, which trust shall constitute a continuation, by means of an amendment and restatement, of each of the prior trusts from which plan assets are transferred to the Trustee; and



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         WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Named Fiduciary; and

         WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are purely ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

SECTION 1. DEFINITIONS. The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) "Administrator" shall mean, with respect to the Plan, the person or entity which is the "administrator" of such Plan within the meaning of section 3(16)(A) of ERISA.

(b) "Agreement" shall mean this Trust Agreement, as the same may be amended and in effect from time to time.

(c) "Code" shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(d) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(e) "Existing Investment Contracts" shall mean shall mean each annuity contract heretofore entered into by the Sponsor, any other Employer or any predecessor trustee and specifically identified on Schedule "G" attached hereto.

(f) "Fidelity Mutual Fund" shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

(g) "Mutual Fund" shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(h) "Named Fiduciary" shall mean, with respect to the application of any provision of this Agreement to any Plan, the person or entity which is the relevant fiduciary under such Plan with respect to such matter (within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended); and

(i) "Non-Fidelity Mutual Fund" shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.


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(j)    "Participant" shall mean, with respect to the Plan, any employee (or former employee) with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited.

(k) "Plan" shall mean the Quanex Corporation Employee Savings Plan, the Quanex Corporation Hourly Bargaining Unit Employees Savings Plan, the Piper Impact 401(k) Plan, the Nichols-Homeshield 401(k) Savings Plan, the Nichols-Homeshield 401(k) Savings Plan for Hourly Davenport Employees and such other tax-qualified, defined contribution plans which are maintained by the Sponsor or any of its subsidiaries or affiliates for the benefit of their eligible employees as may be designated by the Sponsor in writing to the Trustee as a Plan hereunder, such writing to be in the form of the Plan Designation Form attached hereto as Schedule "J". Each reference to "a Plan" or "the Plan" in this Agreement shall mean and include the Plan or Plans to which the particular provision of this Agreement is being applied or all Plans, as the context may require.

(l) "Reporting Date" shall mean the last day of each calendar quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof and the date as of which this Agreement terminates pursuant to
       Section 11 hereof.

(m) "Sponsor" shall mean Quanex Corporation, a Delaware corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(n) "Sponsor Stock" shall mean the Common Stock of the Sponsor, or such other publicly-traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor's affiliates as meets the requirements of section 407(d)(5) of ERISA with respect to the Plan.

(o) "Trust" shall mean the Quanex Employee Savings Master Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(p) "Trustee" shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10(c). The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.


SECTION 2. TRUST. The Sponsor hereby establishes the Trust with the Trustee. The Trust shall consist of the assets of the Plan that are transferred from the previous trusts funding to the Plan, such additional sums of money and Sponsor Stock as shall from time to time be delivered to the Trustee under a Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.


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SECTION 3.  EXCLUSIVE BENEFIT AND REVERSION OF SPONSOR CONTRIBUTIONS.

Except as provided under applicable law, no part of the Trust allocable to a Plan may be used for, or diverted to, purposes other than the exclusive benefit of the Participants in the Plan or their beneficiaries prior to the satisfaction of all liabilities with respect to the Participants and their beneficiaries.

SECTION 4.  DISBURSEMENTS.

         (a) Directions from Administrator. The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

         (b) Limitations. The Trustee shall not be required to make any disbursement under a Plan in excess of the net realizable value of the assets of the Trust allocable to such Plan at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash unless the Named Fiduciary has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.

SECTION 5.  INVESTMENT OF TRUST.

         (a) Selection of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

         (b) Available Investment Options. The Named Fiduciary with respect to a Plan shall direct the Trustee as to the investment options in which Plan Participants may invest, subject to the following limitations. The Named Fiduciary may determine to offer as investment options only (i) Mutual Funds,
(ii) Sponsor Stock, (iii) notes evidencing loans to Participants in accordance with the terms of the Plan, (iv) Existing Investment Contracts, and (v) collective investment funds maintained by the Trustee for qualified plans.

         The Named Fiduciary hereby directs the Trustee to continue to hold such Existing Investment Contracts until the Named Fiduciary directs otherwise, it being expressly understood that such direction is given in accordance with
Section 403(a) of ERISA. The Trustee shall be considered a fiduciary with


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investment discretion only with respect to Plan assets that are invested in collective investment funds maintained by the Trustee for qualified plans.

         The investment options initially selected by the Named Fiduciary are identified on Schedules "A" and "C" attached hereto. The Named Fiduciary may add additional investment options with the consent of the Trustee and upon mutual amendment of this Trust Agreement and the Schedules thereto to reflect such additions.

         (c) Participant Direction. Each Participant shall direct the Trustee in which investment option(s) to invest the assets in the Participant's individual accounts. Such directions may be made by Participants by use of the telephone exchange system maintained for such purposes by the Trustee or its agent, in accordance with written Telephone Exchange Guidelines attached hereto as Schedule "G". In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the securities of the Mutual Fund set forth for such purpose on Schedule "C", until the Trustee receives a proper direction.

         (d) Mutual Funds. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operational Guidelines for Non-Fidelity Mutual Funds attached hereto as Schedule "H". Trust investments in Mutual Funds shall be subject to the following limitations:

                  (i) Execution of Purchases and Sales. Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Mutual Funds shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "G".

                  (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of the Mutual Fund credited to the Participant's accounts, together with a voting direction form for return to the Trustee or its designee. The Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the mutual fund shares held in any short-term


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investment fund or liquidity reserve. The Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the Participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the Participant. The Trustee shall not vote shares for which it has received no directions from the Participant. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from Participants or the Sponsor.

         (e) Sponsor Stock. Trust investments in Sponsor Stock shall be made via the Quanex Corporation Stock Fund (the "Stock Fund") which shall consist of shares of Sponsor Stock and short-term liquid investments, including Fidelity Institutional Cash Portfolios: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to by the Sponsor and Trustee, necessary to satisfy the Fund's cash needs for transfers and payments. A cash target range shall be maintained in the Stock Fund. Such target range may be changed as agreed to in writing by the Sponsor and the Trustee. The Trustee is responsible for ensuring that the actual cash held in the Stock Fund falls within the agreed upon range over time. Each Participant's proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Sponsor Stock, short-term investments and at times, receivables for dividends and/or Sponsor Stock sold and payables for Sponsor Stock purchased. A Net Asset Value ("NAV") per unit will be determined daily for each unit outstanding of the Stock Fund. The return earned by the Stock Fund will represent a combination of the dividends paid on the shares of Sponsor Stock held by the Stock Fund, gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the market price of those shares owned, and interest on the short-term investments held by the Stock Fund. Dividends received by the Stock Fund are reinvested in additional shares of Sponsor Stock. Investments in Sponsor Stock shall be subject to the following limitations:

                  (i) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions under Section 5(c) of this Agreement.

                  (ii) Fiduciary Duty of Named Fiduciary. The Named Fiduciary shall continually monitor the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by


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section 404(a)(2) of ERISA) of acquiring and holding Sponsor Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plan or this Agreement.

                  (iii) Execution of Purchases and Sales. (A) Purchases and sales of Sponsor Stock (other than for exchanges) shall be made on the open market on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately affect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases). Exchanges of Sponsor Stock shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "G". Such general rules shall not apply in the following circumstances:

                           (1) If the Trustee is unable to determine the number
of shares required to be purchased or sold on such day; or

                           (2) If the Trustee is unable to purchase or sell the
total number of shares required to be purchased or sold on such day as a result of market conditions; or

                           (3) If the Trustee is prohibited by the Securities
and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (1), (2), or
(3) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Named Fiduciary to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Named Fiduciary.

                  (B) Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the


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purchase or sale is for adequate consideration (within the meaning of section
3(18) of ERISA) and no commission is charged. If Sponsor contributions or contributions made by the Sponsor on behalf of the Participants under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust. In either case, the number of shares to be transferred will be determined by dividing the total amount of Sponsor Stock to be purchased or sold by the 4:00 p.m. closing price of the Sponsor Stock on the New York Stock Exchange on the trading date.

                  (C) Use of an Affiliated Broker. The Sponsor hereby directs the Trustee to use Fidelity Capital Markets and its affiliates ("Capital Markets") to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Plan Participants. Capital Markets shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC"). The provision of brokerage services shall be subject to the following:

                           (1) As consideration for such brokerage services, the
Sponsor agrees that Capital Markets shall be entitled to remuneration under this authorization provision in an amount of no greater than three and two-fifths cents ($.032) commission on each share of Sponsor Stock. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.

                           (2) The Trustee will provide the Sponsor with a
description of Capital Markets' brokerage placement practices and a form by which the Sponsor may terminate this direction to use a broker affiliated with the Trustee. The Trustee will provide the Sponsor with this termination form annually, as well as quarterly and annual reports which summarize all securities transaction-related charges incurred by the Plan.

                           (3) Any successor organization of Capital Markets,
through reorganization, consolidation, merger or similar transactions, may, upon consumption of such transaction, become the successor broker in accordance with the terms of this direction provision.

                           (4) The Trustee and Capital Markets shall continue to
rely on this direction provision until notified to the contrary. The Sponsor reserves the right to terminate this direction upon sixty (60) days written notice to Capital Markets (or its successor) and the Trustee, in accordance with
Section 11 of this Agreement.


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                  (iv) Securities Law Reports. The Named Fiduciary shall be
responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust's ownership of Sponsor Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

                  (v) Voting and Tender Offers. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Sponsor, after consultation with the Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock.

                           (A)      Voting.

                                    (1) When the issuer of the Sponsor Stock
prepares for any annual or special meeting , the Sponsor shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all materials to be sent to the Trustee. Based on these materials the Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Sponsor Stock, the Sponsor shall cause a copy of the notice and all proxy solicitation materials to be sent to each Plan Participant with an interest in Sponsor Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Sponsor Stock credited to the Participant's accounts held in the Stock Fund. The Sponsor shall provide the Trustee with a copy of any materials provided to the Participants pursuant to this Section 5(e)(v)(A) and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

                                    (2) Each Participant with an interest in the
Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Sponsor


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Stock shall be communicated in writing, or by mailgram or similar means. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the aggregate consequences of such directions are reflected in reports regularly communicated to any such person in the ordinary course of the performance of the Trustee's services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock reflecting the Participant's proportional interest in the Stock Fund as directed by the Participant. Except as otherwise required by law, the Trustee shall vote shares of Sponsor Stock reflecting a Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant in the same proportion on each issue as it votes shares for which it has received voting instructions from Participants.

                                    (3) Except as otherwise required by law, the
Trustee shall vote that number of shares of Sponsor Stock not credited to Participants' accounts which is determined by multiplying the total number of shares not credited to Participant's accounts by a fraction of which the numerator is the number of shares of Sponsor Stock reflecting a Participant's proportional interest in the Stock Fund that are credited to Participant's accounts for which the Trustee received voting directions from Participants and of which the denominator is the total number of shares of Sponsor Stock reflecting a Participant's proportional interest in the Stock Fund that are credited to participants' accounts. The Trustee shall vote those shares of Sponsor Stock not credited to Participant's accounts which are to be voted by the Trustee pursuant to the foregoing formula in the same proportion on each issue as it votes those shares reflecting a Participant's proportional interest in the Stock Fund that are credited to Participants' accounts for which it received voting directions from Participants. The Trustee shall not vote the remaining shares of Sponsor Stock not credited to Participant's accounts.

                           (B)      Tender Offers.

                                    (1) Upon commencement of a tender offer for
any securities held in the Trust that are Sponsor Stock, the Sponsor shall notify each Plan Participant with an interest in such Sponsor Stock of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the Participant the same information that is distributed to shareholders of the issuer of Sponsor Stock in connection with the tender offer, and, after consulting with the Trustee, shall provide and pay for a means by which the Participant may direct the Trustee whether or not to tender the Sponsor Stock reflecting such


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Participant's proportional interest in the Stock Fund (both vested and unvested). The Sponsor shall provide the Trustee with a copy of any material provided to the Participants pursuant to this Section 5(e)(v)(B) and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

                                    (2) Each Participant shall have the right to
direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Sponsor under the preceding paragraph. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not tender shares of Sponsor Stock reflecting a Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant.

                                    (3) Except as otherwise required by law, the
Trustee shall tender that number of shares of Sponsor Stock not credited to Participants' accounts which is determined by multiplying the total number of shares of Sponsor Stock not credited to Participants' accounts by a fraction of which the numerator is the number of shares of Sponsor Stock reflecting the Participants' proportional interests in the Stock Fund that are credited to Participants' accounts for which the Trustee has received directions from Participants to tender and of which the denominator is the total number of shares of Sponsor Stock reflecting the Participants' proportional interests in the Stock Fund that are credited to Participants' accounts.

                                    (4) A Participant who has directed the
Trustee to tender some or all of the shares of Sponsor Stock reflecting the Participant's proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant's proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Sponsor Stock not credited to Participants' accounts have been


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tendered, the Trustee shall redetermine the number of shares of Sponsor Stock that would be tendered under Section 5(e)(v)(B)(3) if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Sponsor Stock not credited to Participants' accounts necessary to reduce the amount of tendered Sponsor Stock not credited to Participants' accounts to the amount so redetermined. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

                                    (5) A direction by a Participant to the
Trustee to tender shares of Sponsor Stock reflecting the Participant's proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that interest. Pending receipt of directions (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the Mutual Fund described in Schedule "C".

                  (vi) Shares Credited. For all purposes of this Section, the number of shares of Sponsor Stock deemed "credited" or "reflected" to a Participant's proportional interest shall be determined as of the relevant date (the record date or the date specified in the tender offer) shall be calculated by reference to the number of shares reflected on the books of the transfer agent as of the relevant date.

                  (vii) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock credited to a Participant's proportional interest in the Stock Fund, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from Participants. With respect to all rights other than the right to vote and the right to tender, in the case of Sponsor Stock not credited to Participants' accounts, the Trustee shall follow the directions of the Named Fiduciary.

                  (viii) Conversion. All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.


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         (f) Participant Loans. The Administrator shall act as the Trustee's agent for the purpose of holding all trust investments in participant loan notes and related documentation and as such shall (i) hold physical custody of and keep safe the notes and other loan documents, (ii) separately account for repayments of such loans and clearly identify such assets as Plan assets, (iii) collect and remit all principal and interest payments to the Trustee, and (iv) cancel and surrender the notes and other loan documentation when a loan has been paid in full. To originate a participant loan, the Plan participant shall direct the Trustee as to the type of loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall forward the loan document to the participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the loan and instructing the Trustee to send the loan proceeds to the Administrator or to the participant if so directed by the Administrator. In all cases, if the Trustee does not receive approval or disapproval by the Administrator within thirty (30) days of the participant's initial request (the origination date) the participant will be required to reinitiate the loan request process.

         (g) Commingled Pool Investments. To the extent that the Named Fiduciary selects as an investment option the Managed Income Portfolio of the Fidelity Group Trust for Employee Benefit Plans (the "Group Trust"), the Sponsor hereby
(i) agrees to the terms of the Group Trust and adopts said terms as a part of this Agreement and (ii) acknowledges that it has received from the Trustee a copy of the Group Trust, the Declaration of Separate Fund for the Managed Income Portfolio of the Group Trust, and the Circular for the Managed Income Portfolio.

         (h) Reliance of Trustee on Directions.

                  (i) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from any Participant's exercise or non-exercise of rights under this Section 5 over the assets in the Participant's accounts.

                  (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Named Fiduciary's exercise or non-exercise of rights under this Section 5, unless it was clear on their face that the actions to be taken under the Named Fiduciary's directions were prohibited by the fiduciary duty rules of Section 404(a) of ERISA or were contrary to the terms of the Plan or this Agreement.

         (i) Trustee Powers. The Trustee shall have the following powers and authority:

                  (i) Subject to paragraphs (b), (c) and (d) of this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

                  (ii) Subject to paragraphs (b) and (c) of this Section 5, to invest in Investment Contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in collective investment funds maintained by the Trustee for qualified plans, in which case the provisions of each collective investment fund in which the Trust is invested shall be deemed adopted by the Sponsor and the provisions thereof incorporated as a part of this Trust as long as the fund remains exempt from taxation under sections 401(a) and 501(a) of the Code.

                  (iii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

                  (iv) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Sponsor may, from time to time, deem to be in the best interest of the Trust.

                  (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

                  (vi) To borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion, provided that the cost of borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity.

                  (vii) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

                  (viii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

                  (ix) To invest all of any part of the assets of the Trust in any collective investment trust or group trust which then provides for the pooling of the assets of plans described in section 401(a) and exempt from tax under section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supplements, or supersedes those sections, provided that such collective investment trust or group trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service; the provisions of the document governing such collective investment trusts or group trusts, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement.

                  (x) To do all other acts that are in accordance with the powers granted to the Trustee under common law, the applicable state trust law and other applicable statutes.

SECTION 6.  RECORDKEEPING AND ADMINISTRATIVE SERVICES TO BE PERFORMED.

         (a) General. The Trustee shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Named Fiduciary's written directions regarding the Plan's provisions, guidelines and interpretations.

         (b) Accounts. The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of each Reporting Date. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Sponsor a written account setting forth all investments, receipts, disbursements, and other transactions affected by the Trustee between the Reporting Date and the prior

Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account with the Sponsor, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Sponsor shall within such six (6) month period file with the Trustee written objections.

         (c) Inspection and Audit. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Sponsor or any person designated by the Sponsor. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Sponsor, at no expense to the Sponsor, in the format regularly provided to the Sponsor, a statement of each Participant's accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Sponsor or the Plan's new recordkeeper such further records as are reasonable, at the Sponsor's expense.

         (d) Effect of Plan Amendment. A confirmation of the current qualified status of each Plan is attached hereto as Schedule "F". The Trustee's provision of the recordkeeping and administrative services set forth in this Section 6 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, with, if requested, an IRS determination letter or an opinion of counsel substantially in the form of Schedule "F" covering such amendment, and on the Sponsor providing the Trustee on a timely basis with all the information the Sponsor deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

         (e) Returns, Reports and Information. The Sponsor shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Sponsor with such information as the Sponsor may reasonably request to make these filings. The Sponsor shall also be responsible for making any disclosures to Participants required by law including, without limitation, such disclosures as may be required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee.

         (f) Allocation of Plan Interests. All transfers to, withdrawals from, or other transactions regarding the Trust shall be conducted in such a way that the proportionate interest in the Trust of each Plan and the fair market value of that interest may be determined at any time. Whenever the assets of more than one Plan are commingled in the Trust or in any investment option, the undivided interest therein of each such Plan shall be debited or credited (as the case may be) (i) for the entire amount of every contribution received on behalf of such Plan, every benefit payment, or other expense attributable solely to such Plan, and every other transaction relating only to such Plan; and (ii) for its proportionate share of every item of collected or accrued income, gain or loss, and general expense, and of any other transactions attributable to the Trust or that investment option as a whole.

SECTION 7. COMPENSATION AND EXPENSES. Within thirty (30) days of receipt of the Trustee's bill, which shall be computed and billed in accordance with Schedule "B" attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount or the Sponsor may direct the Trustee to deduct such amount from Participants' account. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Participants' accounts.

SECTION 8.  DIRECTIONS AND INDEMNIFICATION.

         (a) Identity of Sponsor and Named Fiduciaries. The Trustee shall be fully protected in relying on the fact that the Sponsor and the Named Fiduciaries under a Plan are the individuals or persons named as such on the Authorization Letters in the form of Schedules "D" and "E" attached hereto or on a Plan Designation Form in accordance with Schedule "J" attached hereto or such other individuals or persons as the Sponsor may notify the Trustee in writing.

         (b) Directions from Sponsor or Administrator. Whenever the Sponsor or Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Sponsor in the form attached hereto as Schedule "D", provided the Trustee reasonably believes the signature of the individual to be genuine. Such direction may also be made via

Electronic Data Transfer ("EDT") in accordance with procedures agreed to by the Sponsor and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Sponsor. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

         (c) Directions from Named Fiduciary. Whenever a Named Fiduciary provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary in the form attached hereto as Schedule "E" and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement.

         (d) Co-Fiduciary Liability. In any other case, the Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA. Without limiting the foregoing, the Trustee shall have no liability for the acts or omissions of any predecessor or successor trustee.

         (e) Indemnification. The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising from the Trustee's breach of its fiduciary duties under ERISA.

         (f) Survival. The provisions of this Section 8 shall survive the termination of this Agreement.

SECTION 9.  RESIGNATION OR REMOVAL OF TRUSTEE.

         (a) Resignation. The Trustee may resign at any time upon sixty (60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

         (b) Removal. The Sponsor may remove the Trustee at any time upon sixty
(60) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

SECTION 10.  SUCCESSOR TRUSTEE.

         (a) Appointment. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

         (b) Acceptance. When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

         (c) Corporate Action. Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

SECTION 11. TERMINATION. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

SECTION 12. RESIGNATION, REMOVAL, AND TERMINATION NOTICES. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Chief Financial Officer, Quanex Corporation, 1900 West Loop South, Suite 1500, Houston, TX 77027 and to the Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

SECTION 13. DURATION. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

SECTION 14. AMENDMENT OR MODIFICATION. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. Notwithstanding the foregoing, to reflect increased operating costs the Trustee may once each calendar year amend Schedule "B" without the Sponsor's consent upon seventy-five (75) days written notice to the Sponsor.

SECTION 15. ELECTRONIC SERVICES.

         (a) The Trustee may provide communications and services via electronic medium ("Electronic Services"), including, but not limited to, Fidelity Plan Sponsor WebStation, Client Intranet, Client e-mail, interactive software products or any other information provided in an electronic format. The Sponsor, its agents and employees agree to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the data, information, software or services without the Trustee's written consent.

         (b) The Sponsor shall be responsible for installing and maintaining all Electronic Services on its computer network and/or Intranet upon receipt in a manner so that the information provided via the Electronic Service will appear in the same form and content as it appears on the form of delivery, and for any programming required to accomplish the installation. Materials provided for Plan Sponsor's intranet web sites shall be installed by the Sponsor and shall be clearly identified as originating from Fidelity. The Sponsor shall promptly remove Electronic Services from its computer network and/or Intranet, or replace the Electronic Service with an updated service provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

         (c) All Electronic Services shall be provided to the Sponsor without any express or implied legal warranties or acceptance of legal liability by the Trustee relative to the use of material or Electronic Services by the Sponsor. No rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Services and related material.

         (d) To the extent that any Electronic Services utilize Internet services to transport data or communications, the Trustee will take, and Plan Sponsor agrees to follow, reasonable security precautions; however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the electronic material after delivering it to the Plan Sponsor.

SECTION 16.  GENERAL.

         (a) Performance by Trustee, its Agents or Affiliates. The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

         (b) Delegation by Employer. By authorizing the assets of any Plan as to which it is an Employer to be deposited in the Trust, each Employer, other than the Sponsor, hereby irrevocably delegates and grants to the Sponsor full and exclusive power and authority to exercise all of the powers conferred upon the Sponsor and each Employer by the terms of this Agreement, and to take or refrain from taking any and all action which such Employer might otherwise take or refrain from taking with respect to this Agreement, including the sole and exclusive power to exercise, enforce or waive any rights whatsoever which such Employer might otherwise have with respect to the Trust, and irrevocably appoints the Sponsor as its agent for all purposes under this Agreement. The Trustee shall have no obligation to account to any such Employer or to follow the instructions of or otherwise deal with any such Employer, the intention being that the Trustee shall deal solely with the Sponsor.

         (c) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

         (d) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         (e) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

         (f) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (g) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 17.  GOVERNING LAW.

         (a) Massachusetts Law Controls. This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

         (b) Trust Agreement Controls. The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

SECTION 18. PLAN QUALIFICATION. The Sponsor shall be responsible for verifying that while any assets of a particular Plan are held in the Trust, the Plan (i) is qualified within the meaning of section 401(a) of the

Code; (ii) is permitted by existing or future rulings of the United States Treasury Department to pool its funds in a group trust; and (iii) permits its assets to be commingled for investment purposes with the assets of other such plans by investing such assets in this Trust. If any Plan ceases to be qualified within the meaning of section 401(a) of the Code, the Sponsor shall notify the Trustee as promptly as is reasonable. Upon receipt of such notice, the Trustee shall promptly segregate and withdraw from the Trust, the assets which are allocable to such disqualified Plan, and shall dispose of such assets in the manner directed by the Sponsor.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       QUANEX CORPORATION

Attest:  ______________________        By:    _______________________________
         Secretary
                                       Name:  _______________________________

                                       Title: _______________________________

                                       Date:  _______________________________


                                       FIDELITY MANAGEMENT TRUST COMPANY

Attest:  ______________________        By:    ______________________________
         Assistant Clerk
                                       Name:  ______________________________

                                       Title: ______________________________

                                       Date:  ______________________________

                                  SCHEDULE "A"

                             ADMINISTRATIVE SERVICES

Administration

* Establishment and maintenance of Participant account and election percentages.

*    Maintenance of the following investment options:

        - Quanex Corporation Stock Fund
        - Fidelity Balanced Fund
        - Fidelity Contrafund
        - Fidelity Growth & Income Portfolio
        - Fidelity Low-Priced Stock Fund
        - Fidelity Magellan Fund
        - Fidelity Money Market Trust: Retirement Government Money Market Portfolio
        - Fidelity Overseas Fund
        - Fidelity Puritan Fund
        - Fidelity Asset Manager
        - Managed Income Portfolio
        - Neuberger & Berman Partners Trust
        - Templeton Foreign Fund
        - Fidelity Blue Chip Growth Fund
        - Fidelity Retirement Growth Fund

* Maintenance of the following money classifications for the Quanex Corporation Employee Savings Plan:

        - Elective Deferrals
        - Employee After-tax
        - Company Match
        - Rollover
        - Qualified Non-elective Employer Contribution

* Maintenance of the following money classifications for the Quanex Corporation Hourly Bargaining Unit Employees Savings Plan:

        - Elective Deferrals
        - Employee After-tax
        - Company Match
        - Rollover
        - Supplemental Employer Contributions

* Maintenance of the following money classifications for the Piper Impact 401(k) Plan:

        - Employee Deferral

        - Employer Match
        - Supplemental Employer Contribution
        - Rollover

* Maintenance of the following money classifications for the Nichols-Homeshield 401(k) Savings Plan:

        - Salary Deferral Contribution Account
        - Supplemental Employer Contribution Account
        - Rollover Account
        - Qualified Non-elective Employer Contribution Account

* Maintenance of the following money classifications for the Nichols-Homeshield 401(k) Savings Plan for Hourly Davenport Employees:

        - Salary Deferral Contribution Account
        - Supplemental Employer Contribution Account
        - Rollover Account
        - Qualified Non-elective Employer Contribution Account

     The Trustee will provide the recordkeeping and administrative services set forth on this Schedule "A" and as detailed in the Plan Administrative Manual and no others.

A)       PROVIDE PARTICIPANT TELEPHONE SERVICES

         1. Fidelity registered representatives are available from 8:30 a.m. - 12:00 midnight ET each business day to provide toll free telephone service for Participant inquiries and transactions. Additionally, Participants have 24 hour account balance and transaction inquiry access utilizing our automated voice response system and the internet.

         2. For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a Personal Identification Number (PIN) and/or any other indicative data resident on the system.

         3. Through our telephone services, Fidelity provides the following services:

               o Provide Plan investment option information.
               o Maintain Plan specific provisions.
               o Process exchanges (transfers) between investment options on a daily basis.
               o Maintain and process changes to Participants' contribution allocations for all money sources.
               o Allow Participants to change their deferral and after-tax percentages and provide updates via EDT for customer to apply to its payrolls accordingly.
               o Consult with Participants in various loan scenarios and
                 generate all documentation.
               o Process all Participant loan and withdrawal requests via
                 Fidelity's toll-free telephone service according to Plan provisions on a daily basis.
               o Process in-service withdrawals via telephone due to certain circumstances previously approved by the Sponsor.
               o Process hardship withdrawals via telephone as directed and approved by the Sponsor.

               o Enroll new Participants via telephone; provide confirmation of enrollment within five (5) days of the request.

B)       PLAN ACCOUNTING

         1. Process payroll contributions according to payroll frequency via electronic data transfer (EDT), consolidated magnetic tape or diskette. The data format will be provided by Fidelity.

         2. Provide Plan and Participant level accounting for up to nine (9) money classifications for the Plan.

         3. Audit and reconcile the Plan and Participant accounts daily.

         4. Provide daily Plan and Participant level accounting for the Plan investment options.

         5. Reconcile and process Participant withdrawal requests as approved and directed by the Sponsor. All requests are paid based on the current market values of Participants' accounts, not advanced or estimated values. A distribution report will accompany each check.

         6. Track individual Participant loans; process loan withdrawals; re-invest loan repayments; and prepare and deliver comprehensive reports to the Sponsor to assist in the administration of Participant loans.

         7. Fidelity's Guaranteed Investments Daily Equity System (GUIDE) is an automatic Investment Contract daily portfolio accounting system. GUIDE provides the Sponsor with daily valuation of its Plan assets whether individually managed or in our Managed Income Portfolio.

         8. Maintain and process changes to Participants' prospective and existing investment mix elections via Fidelity's toll-free telephone service.

C)       PARTICIPANT REPORTING

         1. Mail confirmation to Participants of all transactions initiated via Fidelity Telephone Services within three (3) calendar days of the transaction.

         2. Prepare and mail via first class to each Plan Participant a quarterly detailed Participant statement reflecting all activity for the period. Statements will be mailed no later than twenty (20) calendar days after each quarter end.

         3. Mail required 402(f) notification for distribution from the Plan. This notice advises Participants of the tax consequences of their Plan distributions.

D)       PLAN REPORTING

         1. Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than twenty (20) days after the end of each month in the absence of unusual circumstances.

         2. Prepare, reconcile and deliver a Quarterly Administrative Report presenting both on a Participant and a total Plan basis all money classes, investment positions and a summary of all activity of the Participant and Plan as of the last business day of the quarter. The report will be delivered not later than twenty (20) days after the end of each quarter in the absence of unusual circumstances.

E)       GOVERNMENT REPORTING

         1. Process year-end tax reports for Participants - 1099R, as well as financial reporting to assist in the preparation of Form 5500.

F)       COMMUNICATION SERVICES

         1. Employee communications describing available investment options, including multimedia informational materials and group presentations.

G)       OTHER

         1. Performance of non-discrimination limitation testing upon request. In order to obtain this service, the client shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines.

         2. Monitor and process required minimum distribution amounts (MRD) as follows: the Trustee will notify the MRD Participant and, upon notification from the MRD Participant, will use the MRD Participant's information to process their distributions. If the MRD Participant does not respond to the Trustee's notification, the Sponsor directs the Trustee to automatically begin the required distributions for the Participant.

         3. The Fidelity Recordkeeping System is available on-line to the Sponsor via our Plan Sponsor Webstation ("PSW"). PSW is a graphical, Windows-based application that provides current plan and participant-level information, including indicative data, account balances, activity and history. PSW also provides Sponsors with the ability to instruct the Trustee to process particular transactions.

         4. NetBenefits: Plan participants may access their accounts and conduct transactions via the Internet's World Wide Web, including obtaining current account balances, exchanges, contributions, dividend/capital gains, new loans and repayments, new withdrawals, quotes on all plan level investment options, fund performance on all plan level investment options, and Plan literature ordering


QUANEX CORPORATION                  FIDELITY MANAGEMENT TRUST COMPANY



By:  _______________________        By:  ________________________________
                        Date             Vice President              Date

                                  SCHEDULE "B"

                                  FEE SCHEDULE

Annual Participant Fee:                $15.00 per Participant* per year, billed and
                                       payable quarterly.

Loan Fee:                              Establishment fee of $35.00 per loan account;
                                       annual fee of $15.00 per loan account.

Minimum Required Distribution:         $25.00 per Participant per MRD withdrawal.

Plan Sponsor Webstation (PSW):         Two (2) user IDs provided free of charge, each
                                       additional user ID, $500 per year.

Return of Excess Contribution Fee:     $25.00 per Participant, one-time charge per
                                       calculation and check generation.

Non-Fidelity Mutual Funds:             .35% annual administration fee on the following
                                       Non-Fidelity Mutual Fund assets which are
                                       equity/balanced funds:  AMR Funds, Calvert Funds,
                                       Franklin/Templeton Funds, Founders Funds, Pilgrim
                                       Baxter Funds and Warburg Pincus Funds.  .25% annual
                                       administration fee on all other Non-Fidelity Mutual
                                       Fund assets (to be paid by the Non-Fidelity Mutual
                                       Fund vendor.)


o Other Fees: separate charges for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, or extraordinary and/or duplicative expenses associated with electronic services. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to the Trustee.

* This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Participant's account(s) as part of the Plan's records, e.g., vested, deferred, forfeiture, top-heavy and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.

TRUSTEE FEE

o To the extent that assets are invested in Mutual Funds, 0.02% per year payable pro rata quarterly on the basis of such assets in the Trust as of the calendar quarter's last valuation date, but no less than $2,500.00 nor more than $5,000.00 per year.

o To the extent that assets are invested in Sponsor Stock, 0.25% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter's last valuation date, but no less than $10,000 per year.

QUANEX CORPORATION                  FIDELITY MANAGEMENT TRUST COMPANY



By:  __________________________     By:  ____________________________
                           Date          Vice President          Date

                                  SCHEDULE "C"

                               INVESTMENT OPTIONS


        In accordance with Section 5(b), the Named Fiduciary hereby directs the Trustee that Participants' individual accounts may be invested in the following investment options:

        -  Quanex Corporation Stock Fund
        -  Fidelity Balanced Fund
        -  Fidelity Contrafund
        -  Fidelity Growth & Income Portfolio
        -  Fidelity Low-Priced Stock Fund
        -  Fidelity Magellan Fund
        -  Fidelity Money Market Trust: Retirement Government Money Market
                    Portfolio
        -  Fidelity Overseas Fund
        -  Fidelity Puritan Fund
        -  Fidelity Asset Manager
        -  Managed Income Portfolio
        -  Neuberger & Berman Partners Trust
        -  Templeton Foreign Fund
        -  Fidelity Blue Chip Growth Fund
        -  Fidelity Retirement Growth Fund



        The investment option referred to in Section 5(c) and Section 5(e)(v)(B)(5) shall be Fidelity Money Market Trust: Retirement Government Money Market Portfolio.

QUANEX CORPORATION


By:  ______________________
                       Date

                                  SCHEDULE "D"

                          [Administrator's Letterhead]
                                                                          [DATE]

Mr. David Phillips
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street - MM3H
Boston, Massachusetts  02109

                                 [Name of Plan]

                         *** NOTE: This schedule should contain names and signatures for ALL individuals who will be providing directions to Fidelity representatives in connection with the Plan.

                         Fidelity representatives will be unable to accept directions from any individual whose name does not appear on this schedule.***

Dear Mr. Phillips:

        This letter is sent to you in accordance with Section 8(b) of the Trust Agreement, dated as of [date], between [name of Plan Sponsor] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions, on behalf of the Administrator, upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

        You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

                                            Very truly yours,

                                            [SPONSOR]


                                            By


[signature of designated individual]
[name of designated individual]


[signature of designated individual]
[name of designated individual]


[signature of designated individual]
[name of designated individual]

                                  SCHEDULE "E"

                         [Named Fiduciary's Letterhead]
                                                                          [DATE]

Mr. David Phillips
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street - MM3H
Boston, Massachusetts  02109

                                 [Name of Plan]

Dear Mr. Phillips:

        This letter is sent to you in accordance with Section 8(c) of the Trust Agreement, dated as of [date], between [name of Plan Sponsor] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions, on behalf of the Named Fiduciary, upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

        You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

                                              Very truly yours,

                                              [NAMED FIDUCIARY]


                                              By


[signature of designated individual]
[name of designated individual]


[signature of designated individual]
[name of designated individual]


[signature of designated individual]
[name of designated individual]

                                  SCHEDULE "G"


                          TELEPHONE EXCHANGE GUIDELINES


The following telephone exchange guidelines are currently employed by Fidelity Investments Institutional Operations Company, Inc. (FIIOC).

Telephone exchange hours via a Fidelity Representative are 8:30 a.m. (ET) to 12:00 midnight (ET) on each business day. A "business day" is any day on which the New York Stock Exchange ("NYSE") is open. Exchanges via the Internet and Fidelity's voice response system are intended to be available virtually 24 hours a day.

FIIOC reserves the right to change these telephone exchange guidelines at its discretion.

Note: The NYSE's normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its closing time, all references below to 4:00 p.m. shall mean the NYSE closing time as altered.

                                  MUTUAL FUNDS

        EXCHANGES BETWEEN MUTUAL FUNDS

        Participants may call on any business day to exchange between the mutual funds. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (ET) will be processed on a next day basis.

                            MANAGED INCOME PORTFOLIO

I.       EXCHANGES BETWEEN MUTUAL FUNDS AND MANAGED INCOME PORTFOLIO

         Participants who wish to exchange between a mutual fund and the Managed Income Portfolio may call on any business day. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (EST) will be processed on a next day basis.

II.      EXCHANGE RESTRICTIONS

         Participants will not be permitted to make direct transfers from the Managed Income Portfolio into a competing fund. Participants who wish to exchange from the Managed Income Portfolio into a competing fund must first exchange into a non-competing fund for a period of 90 days.

                          QUANEX CORPORATION STOCK FUND

I.       EXCHANGES BETWEEN MUTUAL FUNDS AND SPONSOR STOCK FUND

         Participants may call on any business day to exchange between the mutual funds and the Sponsor Stock Fund. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (ET) will be processed on a next day basis.

II.      EXCHANGES BETWEEN SPONSOR STOCK FUND AND MANAGED INCOME PORTFOLIO

         Participants who wish to exchange between the Sponsor Stock Fund and the Managed Income Portfolio may call on any business day. If the request is received before 4:00 p.m. (ET), it will receive that day's trade date. Calls received after 4:00 p.m. (ET) will be processed on a next day basis.

III.     EXCHANGE RESTRICTIONS

         Investments in the Sponsor Stock Fund will consist primarily of shares of Sponsor Stock. In order to satisfy daily Participant requests for exchanges, loans and withdrawals, the Stock Fund will also hold cash or other short-term liquid investments in an amount that has been agreed to in writing by the Sponsor and the Trustee. The Trustee will be responsible for ensuring that the percentage of these investments falls within the agreed upon range over time. However, if there is insufficient liquidity in the Sponsor Stock Fund to allow for such activity, the Trustee will sell shares of Sponsor Stock in the open market. Exchange and redemption transactions will be processed as soon as proceeds from the sale of Sponsor Stock are received.

QUANEX CORPORATION




By:  _____________________
                      Date

                                  SCHEDULE "H"

              OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS

    PRICING
    By 7:00 p.m. Eastern Time ("ET") each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), an affiliate of the Trustee, has provided to the Fund Vendor: (1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor ("mil rate"). FIIOC must receive Price Information each Business Day (a "Business Day" is any day the New York Stock Exchange is open). If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by Fund Vendor.

    TRADE ACTIVITY AND WIRE TRANSFERS
    By 7:00 a.m. ET each Business Day following Trade Date ("Trade Date plus One"), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

    The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

    For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

    PROSPECTUS DELIVERY
    FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports ("Required Materials") to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants.

    PROXIES
    The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

    PARTICIPANT COMMUNICATIONS
    The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written Participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with plan Participants and in quarterly Participant statements. The Sponsor hereby consents to FIIOC's use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

    COMPENSATION
    FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.

                                  SCHEDULE "I"

                             [Sponsor's Letterhead]


Mr. David Phillips
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street
Boston, Massachusetts  02109

                                 [Name of Plan]
Dear Mr. Phillips:

         This letter is sent to you in accordance with Section 8(a) of the Trust Agreement dated as of the [ ] day of [ ], 199X, between [ ] and Fidelity Management Trust Company.

         Each of the plans identified below is a tax-qualified defined contribution plan which meets the requirements of Section 18 of said Trust Agreement and which is maintained by the undersigned, or one of its subsidiaries or affiliates, for the benefit of their eligible employees. Each such plan is hereby designated as a "Plan" for purposes of said Trust Agreement. The following individuals or entities are the Administrator and Named Fiduciary
(ies) of said Plan(s).

         Plans Administrator                 Named Fiduciary(ies)
         ----- -------------                 ----- --------------




         We hereby further certify that each Employer with respect to each of the foregoing Plan(s) has authorized the assets of such Plan to be deposited in the Trust and, as a result, is bound by Section 16(b) of said Trust Agreement.

         You may rely upon the foregoing designations and certifications until we deliver to you written notice of a change in any of the information set forth therein.

                                            Very truly yours,

                                            [SPONSOR]


                                            By